Exhibit (a)(1)(i)

ChemChina and Syngenta reach acquisition agreement

Source: ChemChina	Date: 2016-02-03

(Beijing, February 3) China National Chemical Corporation (“ChemChina”) has announced today that it has agreed to acquire the Swiss agrochemical and seeds company Syngenta by way of a public tender offer.

ChemChina and Syngenta have reached the acquisition agreement in which the Board of Directors of Syngenta AG (“Syngenta” or the “Company”) unanimously recommends ChemChina’s offer to purchase 100% of Syngenta’s equity. The offer price is USD 465 per share in cash. In addition, the offer will allow the payment of a special dividend of CHF 5 payable immediately before closing, subject to the approval of Syngenta’s shareholders. The intended offer values Syngenta’s total outstanding share capital at USD 43 billion. The acquisition is subject to anti-trust reviews and approvals from relevant countries.

Syngenta – a world leader in agrochemicals and a leading global player in seeds – is at the forefront of delivering on the sustainability and enhancement of food security in an increasingly interconnected global production chain through its commercial offers, The Good Growth Plan and the Syngenta Foundation for Sustainable Agriculture. ChemChina is committed to supporting Syngenta to further pursue these goals.

ChemChina is fully supportive of Syngenta’s intactness in its operations, management and employees, including keeping its headquarters in Basel, Switzerland. ChemChina will further maintain, promote and enhance Syngenta’s exemplary reputation by continuing to invest in its leading agricultural solutions and innovation capabilities. ChemChina will accelerate the implementation of Syngenta’s strategy while seeking to open new markets and opportunities for Syngenta’s next phase of growth and plans to relist Syngenta in a few years.

ChemChina is the ideal partner to accelerate Syngenta’s next phase of development in China and other emerging markets. In these markets, Syngenta’s seeds and crop protection products can enable farmers around the world to make better use of available resources to meet the growing demands of consumers globally.

Ren Jianxin, Chairman of ChemChina, stated: “We are delighted that our ‘friendly and cooperative’ principle has led to the agreement announced today. We will continue to work alongside the management and employees of Syngenta to maintain the company’s leading competitive edge in the global agricultural technology field.” He also added: “Our vision is not confined to our mutual interests, but will also respond to and maximize the interests of farmers and consumers around the world. We look forward to Michel Demaré remaining as Vice Chairman of Syngenta and lead independent director, and look forward to working with John Ramsay and the management and employees of Syngenta to deliver safe and reliable solutions for the continued growth in global food demand.”

Michel Demaré, Chairman of Syngenta stated: “In making this offer, ChemChina is recognizing the quality and potential of Syngenta’s business. This includes industry-leading R&D and manufacturing and the quality of our people worldwide. The transaction will enable growth in China and globally and the long term investment in innovation which is vital to global food security, while minimizing operational disruption and execution risk. Syngenta will remain Syngenta and will continue to be headquartered in Switzerland, reflecting this country’s attractiveness as a corporate location.”

John Ramsay, CEO of Syngenta stated: “Syngenta is a world leader in crop protection, and this deal will enable us to maintain and expand this position, while at the same time significantly increasing the potential for our seeds business. It will best ensure continuing choice for growers and ongoing R&D investment across technology platforms and across crops. Our commitment to cost and capital efficiency will remain unchanged.”

HSBC and China CITIC Bank International are acting as financial advisers of this transaction. Credit Suisse is acting as Tender Agent of this transaction. Simpson Thacher & Bartlett (STB) and Homburger served as legal advisors.

Syngenta is one of the world’s leading companies with 28,000 people in over 90 countries dedicated to our purpose: Bring plant potential to life. Through world class science, global reach and commitment to our customers Syngenta helps to increase crop productivity, protect the environment and improve health and quality of life. For more information, please go to http://www.syngenta.com/.

ChemChina, which is headquartered in Beijing, China, possesses production, R&D bases and marketing systems in 150 countries and regions. It is the largest chemical corporation in China, and occupies the 265th position among the Fortune 500. The company’s main businesses include materials science, life science, high-end manufacturing and basic chemicals, among others. Previously, ChemChina has successfully acquired 9 leading industrial companies in France, United Kingdom, Israel, Italy and Germany, etc. For more information, please go to: www.chemchina.com, http://www.chemchina.com/press/.

For further inquiries please contact:

Ren Kan

Phone +86 138 1097 7565

renkan@chemchina.com

Important Additional Information

The tender offer described herein has not yet commenced. This release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Syngenta’s securities. At the time the tender offer is commenced, Shareholders of Syngenta are urged to read the offer documents which are or will be available at http://www.chemchina.com/press/. At the time the tender offer is commenced, it shall be comprised of two separate offers – (i) an offer for all publicly held registered shares of Syngenta with a nominal value of CHF 0.10 each (“Syngenta Shares”), in accordance with the applicable law in Switzerland (the “Swiss Offer”), and (ii) an offer to holders of Syngenta’s American Depositary Shares issued by Bank of New York Mellon acting as depository (“ADSs”), and to holders of Syngenta Shares who are resident in the U.S. in accordance with the applicable law in the U.S. (the “U.S. Offer”). Holders of Syngenta Shares who are U.S. holders within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended (“U.S. Persons”) and holders of ADSs, in each case who wish to participate in the U.S. Offer, are urged to carefully review the Schedule TO and other documents relating to the U.S. Offer that will be filed by ChemChina or a designated direct or indirect subsidiary thereof (the “Offeror”) with the U.S. Securities and Exchange Commission (the “SEC”) because these documents will contain important information relating to the U.S. Offer. Holders of Syngenta Shares who are U.S. Persons and holders of ADSs, in each case who wish to participate in the U.S. Offer, are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by Syngenta relating to the U.S. Offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by Syngenta and the Offeror with the SEC, at the SEC’s website at www.sec.gov. YOU SHOULD READ THE SCHEDULE TO AND SCHEDULE 14D-9 CAREFULLY BEFORE MAKING A DECISION CONCERNING THE U.S. OFFER.

The Swiss Offer and the U.S. Offer will not be made, directly or indirectly, in any country or jurisdiction in which such offer would be considered unlawful or otherwise violate any applicable laws or regulations, or which would require ChemChina or any of its subsidiaries to change or amend the terms or conditions of such offer in any manner, to make any additional filing with any governmental or regulatory authority or take any additional action in relation to such offer. It is not intended to extend the Swiss Offer or the U.S. Offer to any such country or jurisdiction. Documents relating to the Swiss Offer or the U.S. Offer must neither be distributed in any such country or jurisdiction nor be sent into such country or jurisdiction. Any such documents must not be used for the purpose of soliciting the purchase of any securities of Syngenta by any person or entity resident or incorporated in any such country or jurisdiction.

Cautionary Statements Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements regarding future events, conditions, circumstances or the future financial performance of Syngenta and ChemChina and their affiliates following completion of the transaction mentioned therein. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction, the growth potential of business and the development of market. Many risks, uncertainties and other factors, which are often times beyond our control, could cause actual results to differ materially from these forward-looking statements, including, in addition to factors previously disclosed in Syngenta’s reports filed with the SEC and those identified elsewhere in this press release, risks relating to the completion of the proposed transaction on anticipated terms and timing, including receiving sufficient acceptances from holders of Syngenta Shares and ADSs in the tender offer, satisfaction of all conditions to the tender offer, obtaining regulatory approvals, and potential disruptions from the proposed transaction to Syngenta’s or ChemChina’s business. ChemChina and Syngenta cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. ChemChina and Syngenta disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, conditions, circumstances or otherwise, except as required by applicable law. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of ChemChina, or Syngenta or any of their affiliates, following completion of the proposed transaction. Please consult any further disclosures Syngenta and ChemChina make on related subjects in reports to the SEC.